Exhibit No. 10.1
Amendment to Incentive Compensation Plan

AMENDMENT TO THE
GYRODYNE COMPANY OF AMERICA, INC.
1999 INCENTIVE COMPENSATION PLAN

WHEREAS, Gyrodyne Company of America, Inc. (the "Company") established the Gyrodyne Company of America 1999 Incentive Compensation Plan ("ICP" or the "Plan") effective as of June 25, 1999; and

WHEREAS, the Plan is designed as a Stock Appreciation Rights ("SAR") Program under which Incentive Compensation Units ("ICUs") equal to Gyrodyne stock are granted to employees and directors, which ICUs are cashed out based upon the fair market value of Gyrodyne stock in the event of a Change in Control; and

WHEREAS, some ICUs authorized after the Plan was established have been granted at less than fair market value; and WHEREAS, the Plan was amended in August, 2004 to remove the payment of benefits in stock; and

WHEREAS, Section 409A of the Internal Revenue Code (the "Code") was enacted as part of the American Jobs Creation Act of 2004 ("AJCA"); and

WHEREAS, Section 409A made several changes to nonqualified deferred compensation arrangements, including SARs that are granted at less than fair market value, requiring amendment to be made to the ICP to avoid adverse tax consequences to participants in the ICP; and

WHEREAS, no deferred compensation is intended to exist under the ICP, since all ICUs vest upon a Change in Control and become payable, thereby avoiding any deferred compensation; and

WHEREAS, in the event of death, a beneficiary inheriting ICUs is entitled to "exercise" a participant's ICUs which vest upon death, at any time prior to a Change in Control; and

WHEREAS, the ICP shall be amended to immediately cash out any vested ICUs in the event of death, to avoid any deferral of compensation and any adverse tax consequences.

NOW, THEREFORE, Gyrodyne hereby executes this Amendment to the Plan as follows:

1.
Payment Upon Death. In the event of the death of a Participant, prior to a Change in Control of Gyrodyne, as defined under the ICP, the beneficiary of a Participant shall immediately receive a payment for all ICUs in an amount equal to the appreciation in Gyrodyne stock from the time of grant until the date of vesting, upon death. This amount shall be paid within 60 days after the date of death. In no event, however, shall the payment be made more than 2 1/2 months after the end of the calendar year in which death occurs, thereby avoiding any deferral of compensation under the short-term deferral rule as established under Section 409A of the Code and the Treasury Regulations issued thereunder.

2.
Compliance With the Code. The ICP is intended to comply with the provisions of Section 409A of the Code, and all other provisions of the Code. If there is any discrepancy between the provisions of this Plan and the provisions of Section 409A, this discrepancy shall be resolved in a manner as to give full effect to the provisions of Section 409 A of the Code.

3.
Consequences of a Violation. All Participants voluntarily participate in the ICP. All Participants shall be notified of the potential tax consequences under Section 409A, if the provisions of the Plan and Section 409A are not followed, including the imposition of immediate income taxes, a 20% excise tax, underpayment of interest penalties and Form W-2 reporting.

4.
Taxes. The Company shall be entitled to deduct from all benefit payments made to a Participant or any Beneficiary all applicable federal, state or local taxes required by law to be withheld from such payments.

5.
Specified Employees. For purposes of the ICP, the term "Specified Employee" shall mean a Key Employee, as defined under Section 416 of the Code, who is employed by Gyrodyne or any Related Entities which has its stock publicly traded on an established securities market. The stock of Gyrodyne Company of America, Inc., is traded on the NASDAQ Exchange. For purposes of the ICP, the "Specified Employee Identification Date" shall be each December 31, and the "Specified Employee Effective Date" shall also be December 31. Specified Employees shall be determined by the Compensation Committee on an annual basis for purposes of all nonqualified deferred compensation plans and any other programs in accordance with the provisions of Section 409A of the Code.

6.
Delay in Payment for Specified Employees. If a Participant is deemed on the date of his "Separation from Service" (within the meaning of Treas. Reg. Section 1.409A-1(h)) to be a "Specified Employee", then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, such payment shall not be made prior to the earlier of: (i) the expiration of a 6 month period measured from the date of his Separation from Service or (ii) the date of death of the Employee without interest, unless such payment is otherwise permitted within such 6 month period to the extent that the benefits to be paid to a Specified Employee do not exceed the lesser of the Specified Employee salary for the past 2 years or the Section 401(a)(17) compensation limitations (i.e., $230,000 in 2008 and $245,000 in 2009), thereby permitting such amount to be paid within the 6 month period of time during which benefits may generally not be paid to Specified Employees. To the extent any payment exceed such limitations (which is a maximum of $460,000 in 2008 and $490,000 in 2009), the balance of any payments will be made following the expiration of the 6 month period following a Separation of Service as provided above.

7.
Payment. Whenever a payment under this Amendment or the ICP specifies a payment period with reference to a number of days (e.g., "payment shall be made within 30 days after a Separation from Service"), the actual date of payment within the specified period shall be within the sole discretion of the Company.

IN WITNESS WHEREOF, this Amendment is hereby executed the 27th day of December, 2008

GYRODYNE COMPANY OF AMERICA, INC.

Date: 12-27-08	BY:	/s/ Stephen V. Maroney

3